Exhibit 99.1
Media Contacts
Wilson Craig
Aruba Networks, Inc.
+1-408-516-6182
wcraig@arubanetworks.com
Aruba Networks, Inc. Names Seasoned Technology Industry Veterans as Chief Financial Officer and
Vice President of Worldwide Sales
Michael Galvin brings 20 years of financial experience to Aruba; Michael Kirby brings more than 20 years executive experience in technology sales to access networking leader
SUNNYVALE, Calif. — June 29, 2011 — Aruba Networks, Inc. (NASDAQ: ARUN) today announced the appointment of Michael Galvin to the position of chief financial officer. The company also announced the appointment of Michael Kirby to the position of vice president of worldwide sales. Both will report to Dominic Orr, Aruba’s president and CEO.
“I am very pleased to have named two of our top leaders to critical positions to drive our next stages of growth. Their leadership at Aruba has been outstanding and we are very energized by their having accepted these roles,” said Orr.
Galvin has served as Aruba’s interim CFO since April of this year. He has worked for Aruba since 2005, most recently as vice president of finance. He previously served in multiple senior finance positions at BEA Systems, Inc., including vice president of finance and corporate controller. Prior to that, Galvin was an investment banker with Merrill Lynch & Co., most recently as a vice president. Galvin holds a B.A. from the University of Notre Dame and an M.B.A. from the University of California, Los Angeles.
Kirby joined Aruba in 2004 and served as the vice president of sales for the Americas. He previously held multiple sales management positions at Cisco Systems and Wang Laboratories. He received his B.A. from Temple University.
“Helping to drive Aruba’s growth to date has been a tremendous experience, and I look forward to building on the strong foundation that we have established,” said Galvin.
“Aruba’s commitment to excellence in execution is strong, and its prospects for growth equally so,” said Kirby. “I welcome the opportunity to lead the company’s sales organization to the next level of success.”
# # #
About Aruba Networks, Inc.
Aruba Networks is a leading provider of next-generation network access solutions for the mobile enterprise. The company’s Mobile Virtual Enterprise (MOVE) architecture unifies wired and wireless network infrastructures into one seamless access solution for corporate headquarters, mobile business professionals, remote workers and guests. This unified approach to access networks dramatically improves productivity and lowers capital and operational costs.
Listed on the NASDAQ and Russell 2000® Index, Aruba is based in Sunnyvale, California, and has operations throughout the Americas, Europe, Middle East, and Asia Pacific regions. To learn more, visit Aruba at http://www.arubanetworks.com. For real-time news updates follow Aruba on Twitter and Facebook.
© 2011 Aruba Networks, Inc. Aruba Networks’ trademarks include the design mark for AirWave, Aruba Networks®, Aruba Wireless Networks®, the registered Aruba the Mobile Edge Company logo, the registered AirWave logo, Aruba Mobility Management System®, Mobile Edge Architecture®, People Move. Networks Must Follow®, RFProtect®, Green Island®. All rights reserved. All other trademarks are the property of their respective owners.